CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 19, 2014, relating to the financial statements and financial highlights, which appear in the July 31, 2014 Annual Reports to Shareholders of Columbia Large Cap Growth Fund, Columbia AMT-Free Oregon Intermediate Muni Bond Fund (formerly known as Columbia Oregon Intermediate Municipal Bond Fund), Columbia Tax-Exempt Fund, CMG Ultra Short Term Bond Fund and Columbia Global Inflation-Linked Bond Plus Fund (five of the funds constituting Columbia Funds Series Trust I), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
November 24, 2014